Exhibit 21.0
                     FIRST CASH FINANCIAL SERVICES, INC.
                                 SUBSIDIARIES


                                                              Percentage
                                           Country/State of     Owned
       Subsidiary Name                      Incorporation    by Registrant
       ---------------                      -------------    -------------
       American Loan and Jewelry, Inc.          Texas            100%
       WR Financial, Inc.                       Texas            100%
       Famous Pawn, Inc.                        Maryland         100%
       JB Pawn, Inc.                            Texas            100%
       Cash & Go, Inc.                          California       100%
       Capital Pawnbrokers, Inc.                Maryland         100%
       Silver Hill Pawn, Inc.                   Maryland         100%
       Elegant Floors, Inc.                     Maryland         100%
       One Iron Ventures, Inc.                  Illinois         100%
       First Cash, S.A. de C.V.                 Mexico           100%
       American Loan Employee
         Services, S.A. de C.V.                 Mexico           100%
       First Cash, Ltd.                         Texas            100%
       First Cash Corp                          Delaware         100%
       First Cash Management, LLC               Delaware         100%
       First Cash, Inc.                         Nevada           100%
       Cash & Go, Ltd.                          Texas             49.5%
       Cash & Go Management, LLC                Texas             50%